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                                                                    EXHIBIT 10.B


Board of Directors                                                April 27, 1998
Bank of America Corporation



                       RESOLUTION ADOPTING AMENDMENT TO
                       CHANGE IN CONTROL PROVISION UNDER
                        BAC 1992 MANAGEMENT STOCK PLAN
                        ------------------------------

        The Board of Directors of BankAmerica Corporation ("BAC") authorizes and determines:


        1.  Section 6.6 of the BAC 1992 Management Stock Plan (the "1992
MSP") provides that if BAC undergoes a change in control, as defined in the 1992 MSP, all outstanding options and stock appreciation rights ("SARs") shall become immediately exercisable in full and all restricted stock, restricted stock units and other stock-based awards shall be immediately released free of all restrictions. In addition, if the employee terminates employment following the change in control, options and SARs remain exercisable for a period of 3 years following the termination of employment, not to exceed the original option term.

        2. The consummation of the merger (the "NationsBank Merger") of BAC with NationsBank (DE) pursuant to the agreement and Plan of Reorganization, dated as of April 10, 1998, between BAC and NationsBank Corporation would constitute a change in control of BAC for purposes of the 1992 MSP.

        3. The Executive Personnel and Compensation Committee of the Board (the "Committee") has recommended to the Board that the 1992 MSP be amended to provide that, with respect to the NationsBank Merger, the change in control provisions shall not apply to awards made on or after March 27, 1998, unless
BAC had entered into a binding obligation to make such award, subject to Committee approval, prior to March 27, 1998.

        3. The Executive Personnel and Compensation Committee of the Board the "Committee") has recommended to the Board that the 1992 MSP be amended to provide that, with respect to the NationsBank Merger, the change in control provisions shall not apply to awards made on or after March 27, 1998, unless BAC had entered into a binding obligation to make such award, subject to Committee approval, prior to March 27, 1998.

        4. The Board determines that it is in the best interest of BAC to adopt, and does hereby adopt, the following amendment to the 1992 MSP, effective immediately:

        Section 6.6 is amended by the addition of a subsection (e) to read as follows:

            "(e) Notwithstanding any provision of this Section 6.6 to the contrary, this Section 6.6 shall not apply, with respect to the consummation of the merger between BankAmerica and NationsBank (DE) pursuant to the Agreement and Plan of Reorganization, dated as of April 10, 1998, between BankAmerica and NationsBank Corporation, to any Award made on or after March 27, 1998, unless BankAmerica had entered into a binding obligation to make such Award, subject to the Committee granting the Award, prior to March 27, 1998."



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        5.  Each officer of BAC and it subsidiaries is authorized to take such action as the officer deems appropriate to implement the provisions of the foregoing resolution.